EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Southern Star Energy Inc.’s Annual Report on Form 10-KSB for the year ended May 31, 2008 of our Report of Independent Registered Public Accounting Firm, dated August 15, 2008.

/s/ Dale Matheson Carr-Hilton Labonte LLP

By: Dale Matheson Carr-Hilton Labonte LLP

CHARTERED ACCOUNTANTS

Vancouver, British Columbia, Canada

Date: August 28, 2008